Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2008, accompanying the consolidated financial statements and Schedule II included in the Annual Report of Computer Horizons Corp. and Subsidiaries on Form 10-K for the years ended December 31, 2007 and 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Computer Horizons Corp. and Subsidiaries on Forms S-3 (File No. 333-33665, effective September 24, 1997, File No. 333-44417, effective February 27, 1998 and File No. 333-48877, effective March 30, 1998), and on Forms S-8 (File No. 033-41726, effective July 16, 1991, File No. 033-59437, effective May 18, 1995, File No. 033-64763, effective December 5, 1995 and File No. 333-60751, effective August 5, 1998,  File No. 333-74579, effective March 17, 1999, and File No. 333-104126, effective March 28, 2003).

/s/ AMPER, POLITZINER & MATTIA, P.C.
Edison, New Jersey
March 31, 2008